CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Evergreen Select Fixed Income Trust

We consent to the use of our reports dated June 4, 2004 for Evergreen Core Bond Fund, Evergreen Strategic Core Bond Portfolio (formerly, Evergreen Fixed Income Fund II), and Evergreen Select High Yield Bond Fund, each a series of the Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                                                                                                                MG LLP

Boston, Massachusetts

August 25, 2004